Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Xenith Bankshares, Inc.

Richmond, Virginia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 filed as a post-effective amendment to Form S4 (No. 333-210648) of Xenith Bankshares, Inc. (f/k/a Hampton Roads Bankshares, Inc.) of our report dated March 9, 2016, relating to the consolidated financial statements of Xenith Bankshares, Inc. (“Legacy Xenith”), which is included in Legacy Xenith’s Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated by reference in this Form S-8 from Xenith Bankshares, Inc.’s Form 8-K filed July 29, 2016.

/s/ BDO USA, LLP

Richmond, Virginia

August 11, 2016